Exhibit 99

Release:	On receipt, Oct. 26, 2020
Media Contact:	Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal® announces Third Quarter 2020 results

Company also announces common stock dividend

Company Highlights

•	Third quarter 2020 net income attributable to Principal Financial Group®, Inc. (PFG) of $236.0 million, or $0.85 per diluted share
•	Third quarter 2020 non-GAAP operating earnings[1] of $234.5 million, or $0.85 per diluted share
•	Annual actuarial assumption review reduced net income by $118.2 million, or $0.43 per diluted share, and non-GAAP operating earnings by $113.1 million, or $0.41 per diluted share
•	Assets under management (AUM) of $731.3 billion
•	Company declares fourth quarter 2020 common stock dividend of $0.56 per share

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced results for third quarter 2020.

Third quarter 2020 financial results

•	Net income attributable to PFG for third quarter 2020 of $236.0 million, compared to $277.1 million for third quarter 2019. Net income per diluted share of $0.85 for third quarter 2020 compared to $0.98 in the prior year quarter.

o	As noted in Exhibit 1, third quarter 2020 net income reflected the results of the significant variances[1], including the annual actuarial assumption review, which decreased net income by $187.3 million, or $0.68 per diluted share.

o	As a reminder, third quarter 2019 net income decreased $37.9 million, or $0.13 per diluted share, from the significant variances outlined in Exhibit 1, including the annual actuarial assumption review.

•	Non-GAAP operating earnings for third quarter 2020 of $234.5 million, compared to $345.3 million for third quarter 2019. Non-GAAP operating earnings per diluted share of $0.85 for third quarter 2020 compared to $1.23 for third quarter 2019.

o	Third quarter 2020 non-GAAP operating earnings reflected the following significant variances[1] from expected as noted in Exhibit 1:

▪	Results of the annual actuarial assumption review decreased non-GAAP operating earnings by $113.1 million, or $0.41 per diluted share;

▪	A negative $37.7 million, or $0.14 per diluted share, from COVID-19 related claims and other impacts;

▪	A negative $12.2 million, or $0.04 per diluted share, from Institutional Retirement & Trust (IRT) integration costs;

1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax. The total company impacts of significant variances, including the actuarial assumption review, are also after tax.

▪	A negative $10.9 million, or $0.04 per diluted share, from lower than expected variable investment income; and

▪	A negative $8.3 million, or $0.03 per diluted share, from lower than expected encaje performance and lower than expected inflation, both in Latin America.

o	After excluding the significant variances noted in Exhibit 1, non-GAAP operating earnings increased 10 percent, or 12 percent per diluted share, over the prior year quarter.

•	Quarterly common stock dividend of $0.56 per share for fourth quarter 2020 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.24 per share, a 3% increase compared to the prior year trailing twelve-month period. The dividend will be payable on Dec. 21, 2020, to shareholders of record as of Dec. 2, 2020.

“We came into this financial crisis well capitalized and with a strong, high quality balance sheet and that has not changed,” said Dan Houston, chairman, president and chief executive officer of Principal. “We will continue to be prudent with regard to our capital deployment strategy, but at the same time, as we gain greater clarity around the global economic outlook and our own capital position, we will consider all capital deployment options to further increase long-term shareholder value. I’m confident we have the right team, strategy, and financial foundation in place to continue to navigate the challenges and opportunities ahead – meeting the needs of our 32 million customers around the world.”

“I continue to be extremely proud of our leadership, our employees and the overall resiliency of our diversified business strategy during these challenging times. We’ve started to transition the Institutional Retirement and Trust (IRT) business over to our platform and the strategic and cultural benefits are confirmed. The revenue and expense synergies will begin to emerge in the second half of 2021. Our position as a leading pension provider gives us new opportunities to expand our reach and accessibly more than ever before.”

Additional details on the impacts of our actuarial assumption review, COVID-19, and other significant variances can be found in our third quarter 2020 earnings call slide presentation and details of our U.S. investment portfolio are available in a supplemental slide presentation, both available at principal.com/investor.

Other third quarter highlights

•	Total company AUM of $731.3 billion, including $2.1 billion of net cash flow. Trailing twelve month net cash flow of $18.1 billion.

•	Strong Morningstar investment performance[2], with 73% of Principal investment options above median on a one-year basis, 77% on a three-year basis, and 76% on a five-year basis. Additionally, 74% of fund level AUM had a 4- or 5-star rating.

2 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment, Hedge Fund Separate Account and US Property Separate Account.

•	RIS-Spread account values of $53.8 billion increased 8% over the prior year quarter. Third quarter sales were $1.6 billion, including $0.7 billion of opportunistic guaranteed investment contract (GIC) and medium-term note (MTN) issuances and $0.5 billion of pension risk transfer sales.

•	Principal Global Investors (PGI) had record PGI managed AUM of $468.4 billion and record PGI sourced AUM of $226.3 billion.

•	Principal International (PI) generated net cash flow of $1.8 billion, marking its 48th consecutive quarter of positive net cash flow.

Continued strong financial position

•	$3.4 billion of total company available cash and liquid assets. We also have $800 million of revolving credit facilities available.

•	$2.6 billion of excess and available capital in our holding companies and other subsidiaries, which is available for corporate purposes. We also have access to a contingent capital facility, with a book value of $750 million, that allows us to borrow nearly $1 billion, the current fair value of the Treasury assets in the facility.

•	Our next debt maturity, of $300 million, is not until 2022 and is followed by a balanced, laddered maturity schedule into the future.

•	Estimated statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 431%; above the midpoint of our targeted RBC ratio range of 400%.

•	We deployed $153.7 million of capital for common stock dividends with the $0.56 per share common dividend paid in the third quarter.

Segment Results

Retirement and Income Solutions - Fee

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q20	3Q19	% Change	3Q20		3Q19		% Change
Pre-tax operating earnings[3]	$134.7	$85.1	58%	$455.4		$435.7		5%

Net revenue[4]	$530.2	$467.8	13%	$1,995.1		$1,616.3		23%
Pre-tax return on net revenue[5]	25.4%	18.2%		22.8	%*	27.0	%*

*Pre-tax return on net revenue – Excluding the third quarter actuarial assumption reviews and other significant variances, the trailing twelve-month pre-tax return on net revenue was 24.2 percent for third quarter 2020 and 28.6 percent for third quarter 2019.

•	Pre-tax operating earnings increased $49.6 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were down 1 percent as lower expenses were offset by the impacts associated with the IRT business.

•	Net revenue increased $62.4 million. Excluding the significant variances outlined in Exhibit 1, net revenue decreased partially driven by the impact of the reduction in interest on excess reserve (IOER) rate.

Retirement and Income Solutions - Spread

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q20	3Q19	% Change	3Q20		3Q19		% Change
Pre-tax operating earnings	$146.4	$84.6	73%	$452.2		$414.7		9%

Net revenue	$166.4	$128.6	29%	$608.5		$621.1		(2)%
Pre-tax return on net revenue	88.0%	65.8%		74.3	%*	66.8	%*

*Pre-tax return on net revenue – Excluding the third quarter actuarial assumption reviews and other significant variances, the trailing twelve-month pre-tax return on net revenue was 70.8 percent for third quarter 2020 and 65.5 percent for third quarter 2019.

•	Pre-tax operating earnings increased $61.8 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 30 percent due to higher net revenue and expense management.

•	Net revenue increased $37.8 million. Excluding the significant variances outlined in Exhibit 1, net revenue increased due to growth in the business, higher net investment income and more favorable reserve gains.

3 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

4 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

5 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q20	3Q19	% Change	3Q20		3Q19		% Change
Pre-tax operating earnings	$140.9	$123.0	15%	$505.0		$441.7		14%

Operating revenues less pass-through expenses[6]	$345.6	$332.6	4%	$1,394.3		$1,276.7		9%
Pre-tax return on operating revenues less pass-through expenses[7]	41.2%	37.4%		36.7	%*	35.0	%*

Total PGI assets under management (billions)	$468.4	$441.9	6%
PGI sourced assets under management (billions)	$226.3	$212.4	7%

*Pre-tax return on operating revenues less pass-through expenses – Excluding impact of significant variances, the trailing twelve-month pre-tax return on operating revenues less pass-through expenses was 35.8 percent for third quarter 2020 and 35.7 percent for third quarter 2019.

•	Pre-tax operating earnings increased $17.9 million primarily due to higher operating revenues less pass-through expenses and lower operating expenses.

•	Operating revenues less pass-through expenses increased $13.0 million primarily due to growth in management fees.

6 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

7 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

Principal International

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q20	3Q19	% Change	3Q20		3Q19		% Change
Pre-tax operating earnings	$58.7	$108.9	(46)%	$261.5		$371.0		(30)%

Combined[8] net revenue (at PFG share)	$200.4	$267.6	(25)%	$851.3		$976.6		(13)%
Pre-tax return on combined net revenue (at PFG share)	29.3%	40.7%		30.7	%*	38.0	%*

Assets under management (billions)	$147.0	$163.9	(10)%

*Pre-tax return on combined net revenue (at PFG share) – Excluding the third quarter actuarial assumption reviews and other significant variances, the trailing twelve month combined pre-tax return on net revenue (at PFG share) was 33.5 percent for third quarter 2020 and 37.1 percent for third quarter 2019.

•	Pre-tax operating earnings decreased $50.2 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were down 17 percent due to foreign currency translation headwinds.

•	Combined net revenue (at PFG share) decreased $67.2 million. Excluding the significant variances outlined in Exhibit 1, combined net revenue was down due to foreign currency translation headwinds.

8 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q20	3Q19	% Change	3Q20		3Q19		% Change
Pre-tax operating earnings	$31.4	$101.5	(69)%	$345.2		$329.0		5%

Premium and fees[9]	$579.7	$587.6	(1)%	$2,362.4		$2,291.1		3%
Pre-tax return on premium and fees	5.4%	17.3%		14.6	%*	14.4	%*

Incurred loss ratio	69.0%	62.3%		60.0%		61.7%

*Pre-tax return on premium and fees – Excluding the third quarter actuarial assumption review and other significant variances, the trailing twelve-month pre-tax return on premium and fees was 14.5 percent for third quarter 2020 and 13.2 percent for third quarter 2019.

•	Pre-tax operating earnings decreased $70.1 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were down 6 percent due to slightly higher non-COVID-19 claims and lower investment income.

•	Premium and fees decreased $7.9 million. Excluding the significant variances outlined in Exhibit 1, premium and fees were up 2% primarily due to strong retention.

•	Incurred loss ratio increased primarily due to COVID-19 related impacts. Excluding the significant variances outlined in Exhibit 1, the incurred loss ratio increased due to slightly higher non-COVID-19 claims.

Individual Life Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q20	3Q19	% Change	3Q20		3Q19		% Change
Pre-tax operating earnings (losses)	$(165.5)	$18.6	(990)%	$(50.3)		$161.1		(131)%

Premium and fees	$323.6	$384.0	(16)%	$1,206.8		$1,232.8		(2)%
Pre-tax return on premium and fees	(51.1)%	4.8%		(4.2	)%*	13.1	%*

*Pre-tax return on premium and fees – Excluding the third quarter actuarial assumption reviews and other significant variances, the trailing twelve-month pre-tax return on premium and fees was 16.2 percent for third quarter 2020 and 16.9 percent for third quarter 2019.

~~•~~	Pre-tax operating earnings decreased $184.1 million to $165.5 million pre-tax operating losses. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 6 percent primarily due to growth in premium and fees.

~~•~~	Premium and fees decreased $60.4 million. Excluding the significant variances outlined in Exhibit 1, premium and fees were up 6 percent due to growth in the business.

9 Premium and fees = premiums and other considerations plus fees and other revenues. Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Corporate

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	3Q20	3Q19	% Change	3Q20	3Q19	% Change
Pre-tax operating losses	$(69.7)	$(102.1)	32%	$(340.5)	$(362.8)	6%

•	Pre-tax operating losses decreased $32.4 million primarily due to expense management actions and interest received from a tax settlement.

Exhibit 1

Principal Financial Group

Impact of 3Q 2020 and 3Q 2019 significant variances on quarterly net income attributable to PFG and non-GAAP operating earnings

(in millions, except per share data)

	Impacts of 3Q 2020 significant variances			Impacts of 3Q 2019 significant variances
	Actuarial assumption review	Other significant variances[10]	Total 3Q20 significant variances	Actuarial assumption review	Other significant variances [11]	Total 3Q19 significant variances
Net income attributable to PFG	$(118.2)	$(69.1)	$(187.3)	$(36.5)	$(1.4)	$(37.9)
Net realized capital (gains) losses, as adjusted	5.1	-	5.1	3.6	-	3.6
Non-GAAP operating earnings	(113.1)	(69.1)	(182.2)	(32.9)	(1.4)	(34.3)
Income taxes	(29.2)	(21.8)	(51.0)	(6.9)	(0.1)	(7.0)
Non-GAAP pre-tax operating earnings	$(142.3)	$(90.9)	$(233.2)	$(39.8)	$(1.5)	$(41.3)

Per diluted share:
Net income	$(0.43)	$(0.25)	$(0.68)	$(0.13)	$-	$(0.13)
Net realized capital (gains) losses, as adjusted	(0.02)	-	(0.02)	(0.01)	-	(0.01)
Non-GAAP operating earnings	$(0.41)	$(0.25)	$(0.66)	$(0.12)	$-	$(0.12)
Weighted average diluted common shares outstanding	276.8	276.8	276.8	281.4	281.4	281.4

Segment pre-tax operating earnings (losses):
RIS-Fee	$36.8	$(25.0)	$11.8	$(35.5)	$(3.4)	$(38.9)
RIS-Spread	33.3	5.0	38.3	1.2	-	1.2
Retirement and Income Solutions	70.1	(20.0)	50.1	(34.3)	(3.4)	(37.7)

Principal Global Investors	-	-	-	-	-	-

Principal International	2.7	(20.1)	(17.4)	7.8	9.2	17.0

Specialty Benefits	-	(44.8)	(44.8)	20.5	-	20.5
Individual Life	(215.1)	(6.0)	(221.1)	(33.8)	-	(33.8)
U.S. Insurance Solutions	(215.1)	(50.8)	(265.9)	(13.3)	-	(13.3)

Corporate	-	-	-	-	(7.3)	(7.3)
Total segment pre-tax operating earnings	$(142.3)	$(90.9)	$(233.2)	$(39.8)	$(1.5)	$(41.3)

Income statement line item details of the 3Q20 and 3Q19 significant variances are available in our earnings conference call presentation on our website.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2019, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2020, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; an interruption in telecommunication, information technology or other systems, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks; fluctuations in foreign currency exchange rates; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the ongoing COVID-19 pandemic and the resulting financial market impacts; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to the company’s acquisition of Wells Fargo Bank, N.A.’s IRT business; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying all of the risks to which the company is exposed; and global climate change.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Tuesday, Oct. 27, 2020, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 2198859.
•	Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 2198859. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Nov. 3, 2020.
•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®12

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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Summary of Principal Financial Group, Inc. and Segment Results

	(in millions)
	Three Months Ended,		Trailing Twelve Months,
Principal Financial Group, Inc. Results:	9/30/20	9/30/19	9/30/20	9/30/19
Net income attributable to PFG	$236.0	$277.1	$1,224.1	$1,329.8
Net realized capital (gains) losses, as adjusted	(1.5)	68.2	129.1	159.0
Non-GAAP Operating Earnings*	$234.5	$345.3	$1,353.2	$1,488.8
Income taxes	42.4	74.3	275.3	301.6
Non-GAAP Pre-Tax Operating Earnings	$276.9	$419.6	$1,628.5	$1,790.4

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$281.1	$169.7	$907.6	$850.4
Principal Global Investors	140.9	123.0	505.0	441.7
Principal International	58.7	108.9	261.5	371.0
U.S. Insurance Solutions	(134.1)	120.1	294.9	490.1
Corporate	(69.7)	(102.1)	(340.5)	(362.8)
Total Segment Pre-Tax Operating Earnings	$276.9	$419.6	$1,628.5	$1,790.4

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	9/30/20	9/30/19	9/30/20	9/30/19
Net income	$0.85	$0.98	$3.34	$3.89
Net realized capital (gains) losses, as adjusted	0.00	0.25	0.12	0.28
Non-GAAP Operating Earnings	$0.85	$1.23	$3.46	$4.17
Weighted-average diluted common shares outstanding (in millions)	276.8	281.4	276.4	281.3

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

12 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Selected Balance Sheet Statistics

	Period Ended,
	9/30/20	12/31/19
Total assets (in billions)	$278.5	$276.1
Stockholders’ equity (in millions)	$15,721.1	$14,685.8
Total common equity (in millions)	$15,650.9	$14,618.0
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$12,379.3	$12,238.3
End of period common shares outstanding (in millions)	274.5	276.6
Book value per common share	$57.02	$52.85
Book value per common share excluding AOCI other than foreign currency translation adjustment	$45.10	$44.25

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	9/30/20	12/31/19
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$15,721.1	$14,685.8
Noncontrolling interest	(70.2)	(67.8)
Stockholders’ equity available to common stockholders	15,650.9	14,618.0
Net unrealized capital (gains) losses	(3,675.3)	(2,815.3)
Net unrecognized postretirement benefit obligation	403.7	435.6
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$12,379.3	$12,238.3

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$57.02	$52.85
Net unrealized capital (gains) losses	(13.39)	(10.17)
Net unrecognized postretirement benefit obligation	1.47	1.57
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$45.10	$44.25

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/20	9/30/19	9/30/20	9/30/19
Income Taxes:
Total GAAP income taxes (benefits)	$39.2	$61.1	$220.9	$204.4
Net realized capital gains (losses) tax adjustments	(10.2)	(5.5)	5.5	28.1
Income taxes related to equity method investments and noncontrolling interest	13.4	18.7	48.9	69.1
Income taxes	$42.4	$74.3	$275.3	$301.6

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$65.5	$(42.4)	$78.6	$(74.1)

Recognition of front-end fee revenues	(2.2)	5.8	9.4	16.8
Net realized capital gains (losses) related to equity method investments	0.2	1.7	(4.8)	2.0
Derivative and hedging-related revenue adjustments	(37.0)	(17.9)	(115.3)	(67.2)
Sponsored investment fund adjustments	5.1	6.2	15.1	25.9
Amortization of deferred acquisition costs	51.1	(17.0)	(7.7)	(66.2)
Capital gains distributed – operating expenses	(39.1)	(16.3)	(34.7)	7.2
Amortization of other actuarial balances	11.0	(17.6)	(20.7)	(53.6)
Market value adjustments of embedded derivatives	(40.1)	51.0	(63.4)	73.8
Capital gains distributed – cost of interest credited	(4.6)	(13.7)	4.7	(31.3)
Net realized capital gains (losses) tax adjustments	(10.2)	(5.5)	5.5	28.1
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	1.8	(2.5)	4.2	(20.4)
Total net realized capital gains (losses) after-tax adjustments	(64.0)	(25.8)	(207.7)	(84.9)

Net realized capital gains (losses), as adjusted	$1.5	$(68.2)	$(129.1)	$(159.0)

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	9/30/20	9/30/19	9/30/20	9/30/19
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$382.8	$369.9	$1,563.9	$1,423.8
Commissions and other expenses	(37.2)	(37.3)	(169.6)	(147.1)
Operating revenues less pass-through expenses	$345.6	$332.6	$1,394.3	$1,276.7

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$58.7	$108.9	$261.5	$371.0
Combined operating expenses other than pass-through commissions (at PFG share)	141.7	158.7	589.8	605.6
Combined net revenue (at PFG share)	$200.4	$267.6	$851.3	$976.6